Exhibit 99.2

Recall Studios Offers to Purchase Pulse Evolution Common Stock at $1.38 per Share

●	Positions Company Among the First Vertically Integrated Mixed-Reality Companies, From IP-Owner to Content Creator to Applications Provider

●	Company to Leverage Target’s Global Reputation and Key Strategic Shareholders to Establish Worldwide Distribution of AR and VR Applications

●	Combined Companies Expected to Meet Listing Requirements of NYSE

New York, NY, June 14, 2018 (GLOBE NEWSWIRE) -- Recall Studios (OTC: “BTOP”) today announced its offer to purchase 100% of the unrestricted and open-market shares of Pulse Evolution Corporation (OTC: “PLFX”) for $1.38 per share. Together with its acquisition of Evolution AI Corporation, which was also announced today, the proposed tender offer would result in Pulse Evolution Corporation becoming a majority-owned subsidiary of Recall Studios, Inc.

In a letter provided to the board of directors of Pulse Evolution, Recall described the share exchange offer as superior to the prior offer by Evolution AI Corporation in several ways. The improved offer price of $1.38 per share represents a premium of 25% over the prior offer. The Recall Studios offer will also be available to all current holders of unrestricted Pulse common stock, accredited and non-accredited investors, as such tender offer will be formally made through the filing of a Schedule TO and a Form S-4 registration statement and proxy. Lastly, it is the intent of the Company to apply for listing on the New York Stock Exchange, subject to confirmation by the Company’s auditors that the consolidated financial statements of the combined companies meet the NYSE-MKT initial listing requirements.

Recall Studios is committed to the development and exploitation of disruptive technologies, in new media and entertainment, that elevate the way consumers interact with content. Our principle strategy is focused on the explosive market of Mixed Reality (both augmented and virtual), with a portfolio of proprietary technology (and patents pending) that is market-ready and slated for commercial introduction in 2018. In addition to our in-house development initiatives, we believe strongly in the use of our public currency, supported by the experience of our leadership team, for the acquisition of best-of-breed technologies, applications and companies that further establish our company as an industry pioneer, with global visibility and scalable distribution for our applications.

Commenting on the acquisition, Recall CEO Alexander Bafer stated, “As we prepare for the first significant commercial introduction of our proprietary Augmented Reality apps, the purchase of Evolution AI and Pulse Evolution really help us to complete the picture. Our combined companies will stand uniquely among the industry’s first vertically integrated Mixed-Reality companies, from IP-owner to Content Creator to Applications Provider.”

As our shareholders can observe below through a copy of our correspondence provided to the Board of Directors of Pulse Evolution Corporation, Recall Studios intends to complete its acquisition of Evolution AI Corporation, including the acquisition of its stake in Pulse Evolution, while also seeking Pulse Evolution Corporation’s support of a tender offer to acquire 100% of the outstanding publicly traded shares of Pulse Evolution that are not already controlled by Evolution AI Corporation.

Our purchase of Evolution AI Corporation, subject to certain conditions precedent to closing as described in definitive documentation, and our planned tender offer to the shareholders of Pulse Evolution represent the first steps toward an exciting combination of Recall Studios’ impressive mixed reality technologies with established global players who are well known for their production of visually stunning computer-generated imagery and their innovative use of alternative display technologies in the development of new forms of entertainment. We look forward to our first opportunity to meet with the board of directors of Pulse in the hope that we may be able to make our shared dreams for the future a reality.

June 14, 2018

Mr. Jordan Fiksenbaum

Chief Executive Officer

Pulse Evolution Corporation

8275 South Eastern Avenue, Suite 200

Las Vegas, Nevada 89123

Dear Mr. Fiksenbaum:

We are pleased to inform you that we have reached agreement to acquire 100% of Evolution AI Corporation, from its shareholders, in a transaction that we believe will result in material and attractive collaboration between Recall Studios and Pulse Evolution Corporation, subject to certain conditions precedent described in definitive documentation. We are also prepared to offer considerable value to Pulse shareholders through a series of transactions that are likely to be much more inclusive for Pulse shareholders than the recently publicized offer by Evolution AI Corporation.

As a fully reporting public company, Recall Studios intends to issue a tender offer of $1.38 per share to current holders of unrestricted ‘public float’ Pulse shares, payable in fully registered common shares of Recall Studios. With the filing of a Schedule TO, pursuant to Rule 14d-1, and the contemporaneous filing of a Form S-4 registration statement, our offer can accommodate both accredited and non-accredited holders of Pulse shares, which is a significant improvement over the previous exchange offer publicized by Evolution AI Corporation.

Please also recognize that our acquisition of Evolution AI Corporation, when combined with our current shareholder count, is likely to result in our satisfaction of the initial listing requirements of the New York Stock Exchange, which will represent a significant improvement in liquidity as compared to the OTC-Pink limitations that we believe have suppressed the valuation of Pulse common shares.

We are therefore, in the most respectful manner, asking for your support of our initiative to consolidate additional shares of Pulse Evolution Corporation, first, with our planned tender offer for public float shares and, ultimately, with the possible acquisition of the remaining ‘non-trading’ interests in your company.

As much as we look forward to discussing these transactions with you, we also look forward to exploring with you the inclusion of the entire Pulse team in our common vision of the future.

Sincerely,

The Board of Directors of

Recall Studios, Inc.

About Recall Studios

We are an entertainment technology company engaged in the development of mixed reality technologies (Virtual Reality and Augmented Reality) and related applications that contribute to a new paradigm of media consumption. We are focused on creating disruptive software, proprietary technology and applications, and immersive content. Our most recent SEC filings and financial information can be found on the Securities and Exchange Commission’s website at www.sec.gov

About Pulse Evolution Corporation

Pulse Evolution Corporation is a recognized pioneer and leading developer of hyper-realistic digital humans for entertainment, virtual reality, augmented reality and artificial intelligence. Pulse is most popularly known for producing the animated digital human likeness of the late Michael Jackson that appeared in a live performance of the Billboard Music Awards on May 18, 2014, seen by more than 11 million television viewers and generating more than 2,400 news articles and 98 billion Internet impressions.

Founded by the world’s leading executives and producers of photorealistic digital humans, such as the lead character from the film “The Curious Case of Benjamin Button” and the concert experience “Tupac at Coachella’, Pulse Evolution is currently developing computer-generated digital humans for entertainment and media applications, such as holographic live performances, virtual reality, augmented reality and artificial intelligence. With material entitlements earned through its co-creation and development of live entertainment properties and television show formats featuring the iconic Swedish pop group ABBA, the Company also has a multi-year revenue share agreement with the Estate of Michael Jackson. Pulse also maintains valuable relationships with iconic celebrity estates, counting the estates of Michael Jackson, Elvis Presley and Marilyn Monroe as significant shareholders.

The Company sees digital humans emerging as ubiquitous in society, culture and industry. They will not only perform for audiences on stage or in film, but they will also represent individual consumers as digital likeness avatars, in realistic and fantasy form, appearing and interacting on the consumer’s behalf in electronic and mobile communication, social media, video games and virtual reality. Future digital humans will provide a relatable human interface for artificial intelligence applications, ‘thinking’ machine systems that, through the Company’s technology, will appear as realistic communicating humans in mobile devices, digital signage, classrooms and through lightweight wearable augmented reality glasses and virtual reality headsets. The Company’s long-term goal is to develop its technology beyond entertainment applications, ultimately supporting licensees and joint venture partners who are seeking to build the ‘face’ of artificial intelligence, to provide a human form to interactive artificially intelligent computer beings.

Pulse has operations in Hobe Sound, Florida and Las Vegas, Nevada.

FORWARD-LOOKING STATEMENTS; ADDITIONAL INFORMATION

Certain statements in this communication related to Recall Studios’ offer to acquire Pulse Evolution, including the combined company’s future performance, results, and plans, are “forward-looking statements” that are subject to risks and uncertainties, are based on management’s current expectations, and as a result of the following risks and uncertainties, among others, actual results and events may differ materially: the consummation of the proposed transaction; the successful integration of Recall Studios and Pulse Evolution and the ability to realize synergies and other benefits; the availability of funds to meet debt obligations and to fund operations and necessary capital expenditures; and the risks and uncertainties detailed by Pulse Evolution in its filings with the OTC. More information on potential factors that could affect our financial results is included from time to time in our SEC filings and reports. Recall Studios disclaims any obligation to update information contained in these forward-looking statements.

The Tender Offer referenced in this press release has not yet commenced. This communication is for information purposed only and is not an offer nor a solicitation of an offer to purchase, sell or exchange securities or a solicitation of a proxy from any stockholder. Subject to future developments, additional documents regarding the proposed transaction, such as a Schedule TO and a registration statement on Form S-4, may be filed with the SEC, which investors should read carefully if and when they become available because they contain important information. Investors may obtain a free copy of the documents filed by Recall Studios, when they are available, from the SEC’s website at www.sec.gov. Recall Studios, its directors and certain of its executive officers may be deemed to be participants in a solicitation of proxies for the proposed transaction. Information about the directors and executive officers of Recall Studios is set forth in its most recent proxy statement for the annual meeting of stockholders, as filed with the SEC, and will be included in the relevant documents regarding the proposed transaction filed with the SEC.

Investor Relations:

Recall Studios

info@recallstudios.com

212-537-5775